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                                                                   EXHIBIT 23.4


                        INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference to this Registration Statement of USA Waste Services, Inc. on Form S-8 for the Chambers Development Company, Inc. 1991 Stock Option Plan for Non-Employee Directors of our report dated March 30, 1995 on the consolidated financial statements of Chambers Development Company, Inc. and subsidiaries as of December 31, 1994 and 1993 and for each of the three years in the period ended December 31, 1994 appearing in USA Waste Services, Inc.'s Current Report on Form 8-K dated
June 30, 1995 (which does not include such consolidated financial statements), and appearing in Amendment No. 2 to Registration Statement No. 33-59259 on Form S-4 of USA Waste Services, Inc.


/s/  Deloitte & Touche LLP
DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania
August 4, 1995